L. VAN STILLMAN, P.A.
Attorney-At-Law
301 Yamato Road, Suite 1200
Boca Raton, Florida  33431
(661) 989-8400



December 28, 1998

Access Power, Inc.
10033 Sawgrass Drive West
Suite 100
Ponte Vedra Beach, FL  32082

RE:  Access Power, Inc.
     Registration Statement SB-2 (File No. 333-65069)

Gentlemen:

     At your request, I have examined the Registration Statement on Form SB-2 (the "Registration Statement") filed by Access Power, Inc. (the "Company"), a Florida corporation, with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 8,500,000 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"), to be sold by certain selling shareholders of the company, as identified in the Registration Statement.

     As your corporate counsel, and in connection with the preparation of this opinion, I have examined the originals or copies of such documents, corporate records, certificates or public officials and officers of the Company, and other instruments related to the authorization and issuance of the Common Stock, as I deemed relevant or necessary for the opinion expressed herein. Based upon the foregoing, it is my opinion that the shares of Common Stock to be sold by the selling shareholders will, when sold, be legally issued, fully paid, and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name in the "Legal Matters" section of the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                              Very truly yours,

                              LAW OFFICE OF L. VAN STILLMAN, P.A.



                               /s/ L. Van Stillman
                              L. Van Stillman, Esq.